Exhibit 4.4

                                                           January 27, 1997
Data Systems Network Corporation
34705 West Twelve Mile Road
Suite 300
Farmington Hills, MI  48331

ATTN:  Philip M. Goy

                         WARRANT REDEMPTION AGREEMENT
Gentlemen:

         Reference is made to our recent discussions with respect to a proposed redemption of Warrants (the "Warrants") by Data Systems Network Corporation (the "Company") as hereinafter described.

         Warrant Redemption. H.J. Meyers & Co., Inc. ("Meyers") hereby grants the Company permission to redeem the outstanding Warrants (the "Redemption") in accordance with the Warrant Agreement dated October 28, 1994.

         Solicitation Fees. Meyers hereby waives and releases the Company from its obligation under the Underwriting Agreement, dated October 28, 1994 between Thomas James Associates, Inc. and the Company, to pay Meyers a commission of 7% of the aggregate exercise for each Warrant solicited by a member of the National Association of Securities Dealers.

         Representative's Warrants. The Company agrees to file a Registration Statement on Form S-3 with the Securities and Exchange Commission for the securities underlying the Representative's Warrant, those being the shares of Common Stock and Common Stock Purchase Warrants, by no later than February 15, 1997 and the Company agrees to use its best efforts to cause the above filings to be declared effective by the Commission as soon as possible.

         If the above correctly sets forth your understanding, please so indicate by executing the three (3) originals provided to you in the space provided for below, returning to us two (2) originals and retaining one (1) original for your records.

                                          Very truly yours,

                                          H.J. MEYERS & CO., INC.

                                     By:  /s/  Michael S. Smith
                                          Michael S. Smith
                                          Managing Director
                                          Corporate Finance

Accepted and Agreed to:
DATA SYSTEMS NETWORK CORPORATION

By:  /s/  Philip M. Goy
     Philip M. Goy
     Vice President of Finance